Exhibit 99.1

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Walmart Vice Chairman Eduardo Castro-Wright to Retire in 2012

BENTONVILLE, Ark., Sept. 27, 2011 – Wal-Mart Stores, Inc. (NYSE: WMT) today announced that Eduardo Castro-Wright, 56, Vice Chairman and CEO of the company’s Global eCommerce and Global Sourcing businesses, will retire on July 1, 2012. Walmart’s goal is to name new leadership for these businesses by the end of January, after which Castro-Wright will assist in the transition.

“Eduardo has made many contributions at Walmart, beginning in Mexico and continuing until today,” said Walmart CEO Mike Duke. “He has been a strong advocate for our customers and in every assignment has brought passion and commitment to the job. He has also built talented teams wherever he has led.”

Castro-Wright joined Walmart in 2001 as president and COO of Walmart Mexico and was promoted to president and CEO of that business in 2003. He also served as COO for a short period until being named president and CEO of Walmart U. S. in 2005. He was promoted to Vice Chairman in 2008 and assumed his current responsibilities in August of last year. Since that time, Castro-Wright has overseen global sourcing and the expansion of the company’s global eCommerce technology, including its acquisitions into social and mobile commerce.

About Walmart

Wal-Mart Stores, Inc. (NYSE: WMT) serves customers and members more than 200 million times per week at over 9,700 retail units under 69 different banners in 28 countries. With fiscal year 2011 sales of $419 billion, Walmart employs 2.1 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://walmartstores.com and on Twitter at http://twitter.com/walmart. Online merchandise sales are available at http://www.walmart.com and http://www.samsclub.com.

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